Exhibit 99.1

EDITORIAL CONTACTS:	PRGP12009

Eric Endicott, Agilent

+1 408 553 2005

eric_endicott@agilent.com

Maia Fredtoft Søchting, Dako

+45 25 46 10 83

maia.sochting@dako.com

INVESTOR CONTACTS:

Alicia Rodriguez, Agilent

+1 408 345 8948

alicia_rodriguez@agilent.com

Johan Hähnel, EQT Communications & PR

+46 8 506 55 334

johan.hahnel@eqt.se

Agilent to Acquire Dako for $2.2 Billion

Acquisition is Next Step in Agilent’s Growing Role in Clinical Diagnostics

•                  Dako is one of the leading global providers of cancer diagnostics tools.

•                  Acquisition will strategically complement Agilent’s research technologies and will accelerate growth in rapidly expanding segments of diagnostic markets.

•                  Significantly increases base of recurring revenues.

•                  All-cash deal is largest in Agilent’s history. Expected to be immediately accretive to Agilent earnings on a non-GAAP basis.

SANTA CLARA, Calif., and GLOSTRUP, Denmark, May 17, 2012 — Agilent Technologies Inc. (NYSE: A) and EQT, the Sweden-based private equity group, today announced the execution of a definitive agreement for Agilent to acquire Dako, the Denmark-based cancer diagnostic company. The $2.2 billion acquisition (on a debt-free basis) is the largest in Agilent’s history.

“In the rapidly growing diagnostics market, Dako’s products and capabilities are a strategic complement to Agilent’s existing offerings,” said Bill Sullivan, Agilent president and chief executive officer. “Dako is one of the world’s leading providers of cancer diagnostics tools, and together we will be able to develop a wider range of products that help in the fight against cancer.”

“Agilent’s strategy in acquiring Dako is about strengthening the company’s presence in life science and about revenue growth,” said Sullivan. “Dako employs extremely talented people with specialized expertise that we highly value. Their knowledge and experience will be very important as we move forward together.”

Lars Holmkvist, CEO of Dako, said, “Our combined companies will have complementary strengths. Like Agilent, Dako has a long history as a leader in scientific advancement and a culture that values discovery and innovation. We believe that Agilent and Dako are a winning combination.”

Dako provides antibodies, reagents, scientific instruments and software primarily to customers in pathology laboratories to raise the standards for fast and accurate diagnostic answers for cancer patients. Dako also collaborates with a number of major pharmaceutical companies to develop new potential pharmacodiagnostics, also called companion diagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. Dako’s products are sold in more than 100 countries, and in 2010 its annual revenue was approximately $340 million (USD). The company employs more than 1,000 people, primarily in Denmark, in Carpinteria, Calif., and other parts of the world.

The acquisition is expected to close within the next 60 days, subject to the satisfaction of customary closing conditions.

Agilent will host a conference call to discuss the transaction today, May 17, 2012, at 5:30 a.m. (Pacific Time). This event will be webcast live in listen-only mode. Listeners may access the webcast and accompanying slides at www.investor.agilent.com. The webcast will remain available on the website for 90 days.

A telephone replay of the conference call will be available at 7:30 a.m. (Pacific) today through May 24, 2012. The replay number is +1 888 286-8010; international callers may dial +1 (617) 801-6888. The passcode is 60099405.

Credit Suisse Securities (USA) LLC was Agilent’s exclusive financial advisor in the transaction.

Agilent in Bio-Analytical Measurement

Agilent’s bio-analytical measurement business provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products. Agilent is a global leader in gas chromatography and gas chromatography/mass spectrometry, and liquid chromatography and liquid chromatography/mass spectrometry used to analyze the composition of air, water, food, drugs, industrial process streams and forensic evidence.

About Dako

Dako, based in Denmark, is a global leader in tissue-based cancer diagnostics. Hospital and research laboratories worldwide use Dako’s know-how, reagents, instruments and software to make accurate diagnoses and determine the most effective treatment for patients suffering from cancer. Employing more than 1,000 people and being present in more than 100 countries, Dako covers essentially all of the anatomic pathology markets globally. Information about Dako is available at www.dako.com.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in chemical analysis, life sciences, electronics and communications. The company’s 18,700 employees serve customers in more than 100 countries. Agilent had net revenues of $6.6 billion in fiscal 2011. Information about Agilent is available at www.agilent.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding the timing of the closing of the acquisition, the combined company’s future revenues, earnings and profitability; and the future demand for the combined company’s products and services. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses, unforeseen changes in the demand for current and new products, technologies, and services, the risk that we are not able to realize the revenue growth expected from the combined company, and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended January 31, 2012. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

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